Exhibit (j)(2)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Voya Equity Trust

We consent to the use of our reports dated July 27, 2016, with respect to the financial statements of Voya Large-Cap Growth Fund (formerly, Voya Growth Opportunities Fund), Voya Large Cap Value Fund, Voya MidCap Opportunities Fund, Voya Real Estate Fund, and Voya SmallCap Opportunities Fund, each a series of Voya Equity Trust, incorporated herein by reference, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts
May 23, 2017